Exhibit 1.1
$3,021,331,000
CHS/Community Health Systems, Inc.
8.875% Senior Notes due 2015
PURCHASE AGREEMENT
June 27, 2007
Credit Suisse Securities (USA) LLC
Wachovia Capital Markets, LLC
 As Representatives of the Several Purchasers,
   c/o Credit Suisse Securities (USA) LLC (“Credit Suisse”),
      Eleven Madison Avenue,
          New York, N.Y. 10010-3629
Dear Sirs:
     1. Introductory. CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”), a wholly owned subsidiary of Community Health Systems, Inc., a Delaware corporation (“Holdings”), agrees with the several initial purchasers named in Schedule A hereto (the “Purchasers”) subject to the terms and conditions stated herein, to issue and sell to the several Purchasers U.S.$3,021,331,000 principal amount of its 8.875% Senior Notes due 2015 (the “Offered Securities”) to be issued under an indenture, dated as of, and as supplemented through, the Closing Date (as hereinafter defined), between the Company and U.S. Bank, National Association, as Trustee (the “Trustee”) (including the Supplemental Indenture (as defined below), the “Indenture”). The Offered Securities will be unconditionally guaranteed as to the payment of principal and interest by Holdings and each of the Company’s existing subsidiaries listed on Schedule B hereto and certain subsequently acquired or organized subsidiaries, including Triad Hospitals, Inc., a Delaware corporation (“Triad”) and certain of its subsidiaries listed on Schedule C hereto (collectively, the “Guarantors” and such guarantees, the “Guarantees”).
     Concurrently with the issuance of the Offered Securities and as part of the transactions (the “Transactions”), as described under the heading “The Proposed Triad Acquisition and Financing” in the General Disclosure Package (as defined below), FWCT-1 Acquisition Corporation, a Delaware corporation (“Merger Sub”), a wholly owned subsidiary of Holdings, will merge (the “Merger”) with and into Triad, with Triad continuing as the surviving entity, pursuant to an agreement and plan of merger dated as of March 19, 2007 (the “Merger Agreement”), among Merger Sub, Holdings and Triad. In connection with the Merger, (i) the Company will enter into a senior secured credit agreement (together with the related guarantees and security documents, the “Credit Agreement”), among itself, Holdings, the guarantors named therein, the lenders named therein and Credit Suisse, as administrative agent and collateral agent; (ii) the Company and the Guarantors will execute the Indenture and the Registration Rights Agreement (as defined below), (iii) Triad and the subsidiary guarantors of Triad, as listed in Schedule C attached hereto (the “Triad Guarantors”) will execute a supplemental indenture to the Indenture (the “Supplemental Indenture”) upon consummation of the Merger, (iv) Triad and the Triad Guarantors will execute counterparts to this Agreement and the Registration Rights

Agreement upon consummation of the Merger and (v) Holdings and Triad will have made tender offers for any and all of the outstanding (A) 6 1/2% Senior Subordinated Notes due 2012 of Holdings (the “6 1/2% Senior Subordinated Notes”), (B) 7% Senior Notes due 2012 of Triad (the “7% Senior Notes”) and (C) 7% Senior Subordinated Notes due 2013 of Triad (the “7% Senior Subordinated Notes”, and together with the 6 1/2% Senior Subordinated Notes and the 7% Senior Notes, the “Existing Notes”) and will repurchase Existing Notes validly tendered on the terms and subject to the conditions set forth in the respective Offers to Purchase and Consent Solicitation Statements and Letters of Instructions (collectively, the “Statements”). For the avoidance of doubt, the terms Guarantor and Triad Guarantor do not include Triad or any of its subsidiaries prior to the date of consummation of the Merger.
     In the event that, on the Closing Date, any of the conditions precedent to the Merger have not been satisfied or waived such that the Merger will not be consummated on the Closing Date (the “Escrow Triggering Event”), the Company will, on the Closing Date, deposit with an entity selected by the Company and reasonably acceptable to the Purchasers (in such capacity, the “Escrow Agent”) the gross proceeds of the offering of the Offered Securities received from the Purchasers, together with an amount of cash such that the aggregate amount in escrow (the “Escrowed Funds”) will be sufficient to redeem in cash, on the latest possible redemption date, the Offered Securities at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the Offered Securities to the latest possible redemption date, as described in the Escrow Agreement (as defined below). For the avoidance of doubt, the Purchasers will pay for the Offered Securities at a price set forth in paragraph 1 of Schedule D hereto and the Company will deposit all such proceeds into escrow pursuant to an escrow agreement satisfactory to the Purchasers that will include instructions that upon the consummation of the Merger payment of the gross spread set forth in paragraph 1 of Schedule D hereto of the face amount of the Offered Securities will be made in Federal (same day) funds by wire transfer as instructed by the Representatives for the accounts of the Purchasers. As set forth in an escrow agreement, to be entered into on the Closing Date if the Escrow Triggering Event shall occur, between the Company and the Escrow Agent (the “Escrow Agreement”), the Escrowed Funds will be released to the Company in connection with the consummation of the Merger if the conditions set forth in the Escrow Agreement are satisfied on or prior to the Escrow Outside Date (as defined below). In the event that the Merger is not consummated on or prior to the date that is 30 days after the Closing Date (the “Escrow Outside Date”) or if the Merger Agreement is terminated at any time prior to the Escrow Outside Date (each, a “Mandatory Redemption Event”), the Company will be contractually required to provide notice to the Escrow Agent and holders of the Offered Securities no later than the third business day following such Mandatory Redemption Event. The Company will be contractually required to redeem the Offered Securities five business days following the date of the notice of redemption at a redemption price (the “Redemption Price”) equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the Offered Securities to, but not including, the date of such redemption. The term “Escrow Release Date” means the date, if any, on which the Escrowed Funds are released to the Company pursuant to the Escrow Agreement.
     The holders of the Offered Securities will be entitled to the benefits of a Registration Rights Agreement to be dated as of the Closing Date among the Company, the Guarantors and the Purchasers (including the counterparts to be executed concurrently with the consummation of the Merger by Triad and certain of its subsidiaries, the “Registration Rights Agreement”), pursuant to which the Company and the Guarantors agree to file a registration statement with the Commission registering the resale of the Offered Securities and the related Guarantees under the

Securities Act.
     This Agreement (including the counterparts to be executed concurrently with the consummation of the Merger by Triad and certain of its subsidiaries, the “Agreement”), the Indenture, the Supplemental Indenture, the Offered Securities, the Escrow Agreement (to the extent required to be executed upon the Escrow Triggering Event) and the Registration Rights Agreement are referred to in this Agreement collectively as the “Operative Documents”. The Merger Agreement, the Credit Agreement and the Statements are referred to in this Agreement collectively as the “Acquisition Documents”. The Operative Documents and the Acquisition Documents are referred to in this Agreement collectively as the “Transaction Documents”.
     Each of the Company and the Guarantors hereby agrees with the several Purchasers as follows:
     2. Representations and Warranties of the Company and the Guarantors. Each of the Company and the Guarantors, jointly and severally, represents and warrants to, and agrees with, the several Purchasers that:
     (a) Offering Circulars; Certain Defined Terms. The Company has prepared or will prepare a Preliminary Offering Circular and a Final Offering Circular.
     For purposes of this Agreement:
     “Applicable Time” means 11:00 A.M. (New York City time) on the date of this Agreement.
     “Closing Date” has the meaning set forth in Section 3 hereof.
     “Commission” means the Securities and Exchange Commission.
     “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.
     “Final Offering Circular” means the final offering circular relating to the Offered Securities to be offered by the Purchasers that discloses the offering price and other final terms of the Offered Securities and is dated as of the date of this Agreement (even if finalized and issued subsequent to the date of this Agreement).
     “Free Writing Communication” means a written communication (as such term is defined in Rule 405) that constitutes an offer to sell or a solicitation of an offer to buy the Offered Securities and is made by means other than the Preliminary Offering Circular or the Final Offering Circular.
     “General Disclosure Package” means the Preliminary Offering Circular together with any Issuer Free Writing Communication existing at the Applicable Time and the information in Annex A, which is intended for general distribution to prospective investors, as included in Schedule E hereto.
     “Issuer Free Writing Communication” means a Free Writing Communication prepared by or on behalf of the Company, used or referred to by the Company or containing a description of the final terms of the Offered Securities or of their offering, in the form retained in the

Company’s records.
     “Preliminary Offering Circular” means the preliminary offering circular, dated June 13, 2007, relating to the Offered Securities to be offered by the Purchasers.
     “Rules and Regulations” means the rules and regulations of the Commission.
     “Securities Act” means the United States Securities Act of 1933, as amended.
     “Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), the Securities Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).
     “Supplemental Marketing Material” means any Issuer Free Writing Communication other than any Issuer Free Writing Communication specified in Schedule E hereto. Supplemental Marketing Materials include, but are not limited to, the electronic Bloomberg roadshow slides and the accompanying audio recording.
     Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Securities Act.
     (b) Disclosure. As of the date of this Agreement, the Final Offering Circular does not, and as of the Closing Date, the Final Offering Circular will not, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. At the Applicable Time, and as of the Closing Date, neither (i) the General Disclosure Package, nor (ii) any individual Supplemental Marketing Material, when considered together with the General Disclosure Package, included, or will include, any untrue statement of a material fact or omitted, or will omit, to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding two sentences do not apply to statements in or omissions from the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material based upon written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(b) hereof. Except as disclosed in the General Disclosure Package, on the date of this Agreement, Holding’s Annual Report on Form 10-K incorporated by reference in the General Disclosure Package and all subsequent reports incorporated by reference in the General Disclosure Package (collectively, the “Exchange Act Reports”) which have been filed by Holdings with the Commission or sent to stockholders pursuant to the Exchange Act and incorporated by reference in the Preliminary or Final Offering Circular do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed with the Commission, conformed in all material respects to the requirements of the Exchange Act and the Rules and

Regulations.
     (c) Good Standing of the Company and the Guarantors. Each of the Company and each Guarantor has been duly organized and is existing and in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company and each Guarantor is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the absence of such qualifications would not reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole (“Material Adverse Effect”).
     (d) Subsidiaries. Each subsidiary of the Company and each subsidiary of the Guarantors has been duly organized and is existing and in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each subsidiary of the Company and each subsidiary of the Guarantors is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except, in each case, where the absence of such qualifications would not reasonably be expected to result in a Material Adverse Effect; all of the issued and outstanding capital stock of each subsidiary of the Company and each subsidiary of the Guarantors has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by the Company or each Guarantor, directly or through subsidiaries, is owned free from liens, encumbrances and defects (other than liens granted to the lenders under the Credit Agreement).
     (e) Corporate Structure. The Company has no direct or indirect “significant subsidiary,” as that term is defined in Rule 1-02(w) of Regulation S-X under the Act, other than the subsidiaries set forth on Exhibit 21 to Holding’s Annual Report on Form 10-K filed with the Commission and incorporated by reference in the General Disclosure Package. To the best of the Company’s knowledge, Triad has no direct or indirect “significant subsidiary” as that term is defined in Rule 1-02(w) of Regulation S-X under the Act, other than the subsidiaries listed on Exhibit 21.1 to Triad’s Annual Report on Form 10-K filed with the Commission on March 1, 2007.
     (f) Indenture. The Indenture has been duly authorized by the Company and by each Guarantor and upon consummation of the Merger the Supplemental Indenture will be duly authorized by Triad and by each Triad Guarantor; the Offered Securities have been duly authorized by the Company; and when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Indenture will have been duly executed and delivered by the Company and by each Guarantor and upon consummation of the Merger the Supplemental Indenture will be duly executed and delivered by Triad and by each Triad Guarantor; such Offered Securities will have been duly executed, issued and delivered by the Company and when duly authenticated by the Trustee in accordance with the Indenture, will conform to the information in the General Disclosure Package and will conform to the description of such Offered Securities contained in the Final Offering Circular and the Indenture, the Supplemental Indenture and such Offered Securities will constitute valid and legally binding obligations of the Company, the Guarantors, Triad and the Triad Guarantors, as applicable, in each case enforceable in accordance with its and their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles and entitled to the benefits provided by the Indenture and Supplemental Indenture, as applicable.
     (g) Trust Indenture Act. On the Closing Date, the Indenture will conform in all material respects to the requirements of the United States Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the Rules and Regulations applicable to an indenture which is qualified thereunder.
     (h) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder’s fee or other like payment.
     (i) Registration Rights Agreement. The Registration Rights Agreement has been duly authorized by the Company and by each Guarantor and upon consummation of the Merger will be duly authorized by Triad and by each Triad Guarantor; and, when the Offered Securities are delivered and paid for pursuant to this Agreement on the Closing Date, the Registration Rights Agreement will have been duly executed and delivered by the Company and the Guarantors and upon the consummation of the Merger will be duly executed and delivered by Triad and the Triad Guarantors and will be the valid and legally binding obligations of the Company, the Guarantors, Triad and the Triad Guarantors enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (j) Escrow Agreement. The Escrow Agreement has been duly authorized by the Company, and in the case of the Escrow Triggering Event, on the Closing Date the Escrow Agreement will be duly executed and delivered by the Company. If the Escrow Agreement is executed and delivered on the Closing Date, the Escrow Agreement will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (k) Exchange Securities. On the Closing Date, the Exchange Securities (as defined in the Registration Rights Agreement) will have been duly authorized by the Company and the Guarantors; and when the Exchange Securities are issued, executed and authenticated in accordance with the terms of the Exchange Offer and the Indenture, the Exchange Securities will be entitled to the benefits of the Indenture and will be the valid and legally binding obligations of the Company and the Guarantors, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     (l) No Registration Rights. There are no contracts, agreements or understandings between the Company or any Guarantor and any person granting such person the right to require the Company or such Guarantor to file a registration statement under the Securities Act with respect to any securities of the Company or such Guarantor or to require the Company or such Guarantor to include such securities with the Securities and Guarantees registered pursuant to any Registration Statement.
     (m) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement, the Indenture and the Registration Rights Agreement in connection with the offering, issuance and sale of the Offered Securities and the Guarantees by the Company and the Guarantors except for the order of the Commission declaring effective the Exchange Offer Registration Statement or, if required, the Shelf Registration Statement (each as defined in the Registration Rights Agreement).
     (n) Title to Property. Except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them, in each case free from liens, charges, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and except as disclosed in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries hold any leased or subleased real or personal property under valid and enforceable leases or subleases with no terms or provisions that would materially interfere with the use made or to be made thereof by them. None of the Company, the Guarantors or any of their respective subsidiaries has any notice of any claim of any sort that has been asserted by anyone adverse to the rights of the Company, the Guarantors or any of their respective subsidiaries under any of the leases or subleases described above, or affecting or questioning the rights of the Company, the Guarantors or any such subsidiary to the continued possession of the leased or subleased premises under any such lease or sublease, except where such claim individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     (o) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of the Indenture, this Agreement and the Registration Rights Agreement, and the issuance and sale of the Offered Securities and Guarantees and compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company, the Guarantors or any of their respective subsidiaries pursuant to, (i) the charter or by-laws of the Company, the Guarantors or any of their respective subsidiaries, (ii) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, the Guarantors or any of their respective subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company, the Guarantors or any of their respective subsidiaries is a party or by which the Company, the Guarantors or any of their respective subsidiaries is bound or to which any of the properties of the Company, the Guarantors or any of their respective subsidiaries is subject; except in the case of (ii) and (iii) above, for such breaches, violations or defaults as would not reasonably be expected to have a Material Adverse Effect and in the case of (iii) above, for the indenture governing the Existing Notes and the amended and restated credit agreement dated as of August 19, 2004, among the Company, Holdings, JPMorgan Chase Bank, as Administrative Agent and the lenders party thereto. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company, the Guarantors or any of their respective subsidiaries.
     (p) Absence of Existing Defaults and Conflicts. None of the Company, the Guarantors or their respective subsidiaries is (i) in violation of its respective charter or by-laws or (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except in the case of (ii), such defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (q) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company and by each of the Guarantors; and upon the consummation of the Merger a counterpart to this Agreement substantially in the form attached as Exhibit C hereto will be duly authorized, executed and delivered by Triad and by each of the Triad Guarantors.
     (r) Possession of Licenses and Permits. The Company, the Guarantors and their respective subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses, permits, approvals (including, without limitation, certificate of need approvals), consents, orders, certifications (including, without limitation, certification under Medicare and Medicaid programs), accreditations (including, without limitation, accreditation by the Joint Commission on Accreditation of Healthcare Organizations) and other authorizations (“Licenses”) issued by, and have made all declarations and filings with, the appropriate Federal, state, local or foreign regulatory agencies or bodies necessary or material to the conduct of the business of the Company and the Guarantors, considered together, now conducted by them (including, without limitation, Licenses as are required under such Federal and state healthcare laws as are applicable to the Company, the Guarantors or any of their respective subsidiaries that participate in the Medicare and/or Medicaid programs, to receive reimbursement thereunder) and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect. The Company, the Guarantors and their respective subsidiaries are in compliance with the terms and conditions of the Licenses described above, except where the failure to do so would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. The Licenses described above are valid and in full force and effect, except where the invalidity of such License or the failure of such License to be in full force and effect would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect. All of the hospitals operated by the Company, the Guarantors and their respective subsidiaries are “providers of services” as defined in the Social Security Act and the regulations promulgated thereunder and are eligible to participate in the Medicare and Medicaid programs.
     (s) Absence of Labor Dispute. No labor dispute with the employees of the Company, the Guarantors or any of their respective subsidiaries exists or, to the knowledge of the Company or the Guarantors, is imminent that would reasonably be expected to have a Material Adverse Effect.
     (t) Possession of Intellectual Property. The Company, the Guarantors and their respective subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
     (u) Environmental Laws. Except as disclosed in the General Disclosure Package, and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) none of the Company, the Guarantors, their respective subsidiaries or any of the hospitals owned, leased or operated by them is in violation of any Federal, state, local or foreign statute, law, rule, regulation, standard, guide, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, decision, agreement, consent, decree or judgment, relating to pollution or protection of human health or safety, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, those relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, or hazardous substances (including, without limitation, biological or biohazardous products or wastes, medical wastes, asbestos-containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, petroleum or petroleum products) (collectively, “Hazardous Materials”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Materials (collectively, “Environmental Laws”), (B) the Company, the Guarantors, their respective subsidiaries and each of the hospitals owned, leased or operated by them have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements, (C) there are no pending or, to the Company’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, requests for information, investigations or proceedings relating to any Environmental Law against the Company, the Guarantors, any of their respective subsidiaries or any of the hospitals owned, leased or operated by them and (D) there are no events or circumstances that might reasonably be expected to form the basis of an order for investigation, response, clean-up or remediation, or an action, suit, demand for payment, or proceeding by any private party or governmental body or agency, against or affecting the Company, the Guarantors, any of their respective subsidiaries or any of the hospitals owned, leased or operated by them relating to Hazardous Materials or any Environmental Laws.
     (v) Accurate Disclosure. The statements in the General Disclosure Package and the Final Offering Circular under the headings “Description of the Notes”, “Certain U.S. Federal Income Tax Considerations” and “Our Business — Government Regulation” insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries in all material respects of such legal matters, agreements, documents or proceedings.
     (w) Absence of Manipulation. None of the Company, the Guarantors and their respective affiliates has, either alone or with one or more other persons, bid for or purchased for any account in which it or any of its affiliates had a beneficial interest any Offered Securities or attempted to induce any person to purchase any Offered Securities.
     (x) Statistical and Market-Related Data. Any third-party statistical and market-related data included in a Preliminary Offering Circular, a Final Offering Circular, or any Issuer Free Writing Communication are based on or derived from sources that the Company and the Guarantors believe to be reliable and accurate.
     (y) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries and their respective Boards of Directors (each, a “Board”) are in material compliance with Sarbanes-Oxley and all applicable Exchange Rules. The Company and each Guarantor maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function, and legal and regulatory compliance controls (collectively, “Internal Controls”), that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or, upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of each Board in accordance with Exchange Rules. Neither the Company nor any Guarantor has publicly disclosed or reported to the Audit Committee or the Board, and neither the Company nor any Guarantor reasonably expects to publicly disclose or report to its

Audit Committee or its Board, a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter which, if determined adversely, would reasonably be expected to have a Material Adverse Effect.
     (z) Absence of Accounting Issues. Except as set forth in the General Disclosure Package, the Audit Committee is not reviewing or investigating, and neither the Company’s and the Guarantors’ independent auditors nor their internal auditors have recommended that such Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s or the Guarantors’ disclosure with respect to, any of the Company’s or the Guarantors’ material accounting policies; (ii) any matter which could result in a restatement of the Company’s or the Guarantors’ financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any Internal Control Event.
     (aa) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, the Guarantors, any of their respective subsidiaries or any of their respective properties that, if determined adversely to the Company, the Guarantors or any of their respective subsidiaries, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or the Guarantors to perform their obligations under the Indenture, this Agreement, or the Registration Rights Agreement, or which are otherwise material in the context of the sale of the Offered Securities and the Guarantees; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are to the Company’s or the Guarantors’ knowledge, threatened or contemplated.
     (bb) Financial Statements. The financial statements, including the notes thereto, included in the General Disclosure Package present fairly, in all material respects, the financial position of the Company, the Guarantors and their respective consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; and the assumptions used in preparing the pro forma financial statements included in the General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, and the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts.
     (cc) No Material Adverse Change in Business. Since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) except as disclosed in the General Disclosure Package there has been no change, nor any development or event involving a prospective change, in the condition

(financial or otherwise), results of operations, business or properties of the Company, the Guarantors and their respective subsidiaries, taken as a whole, that is material and adverse; (ii) except as disclosed in or contemplated by the General Disclosure Package, there has been no dividend or distribution of any kind declared, paid or made by the Company or the Guarantors on any class of their capital stock and (iii) except as disclosed in or contemplated by the General Disclosure Package, there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company, the Guarantors and their respective subsidiaries.
     (dd) Investment Company Act. Neither the Company nor any Guarantor is, and immediately after giving effect to the Transactions none of them will be, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the United States Investment Company Act of 1940 (the “Investment Company Act”); and neither the Company nor any Guarantor is and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will be an “investment company” as defined in the Investment Company Act.
     (ee) Regulations T, U, X. Neither the Company nor any Guarantor nor any of their respective subsidiaries nor any agent thereof acting on their behalf has taken, and none of them will take, any action that would cause this Agreement or the issuance or sale of the Offered Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.
     (ff) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company or any Guarantor that it is considering imposing) any condition (financial or otherwise) on the Company’s or any Guarantor’s retaining any rating assigned to the Company or any Guarantor or any securities of the Company or any Guarantor or (ii) has indicated to the Company or any Guarantor that it is considering any of the actions described in Section 7(b)(ii) hereof.
     (gg) Class of Securities Not Listed. No securities of the same class (within the meaning of Rule 144A(d)(3)) as the Offered Securities are listed on any national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.
     (hh) No Registration. Assuming the accuracy of each Purchaser’s representations in Section 4 hereof, the offer and sale of the Offered Securities and the Guarantees in the manner contemplated by this Agreement will be exempt from the registration requirements of the Securities Act by reason of Section 4(2) thereof and Regulation S thereunder; and it is not necessary to qualify an indenture in respect of the Offered Securities and the Guarantees under the Trust Indenture Act.
     (ii) No General Solicitation; No Directed Selling Efforts. Neither the Company, nor any Guarantor, nor any of their respective affiliates, nor any person acting on its or their behalf (i) has, within the six-month period prior to the date hereof, offered or sold in the United States or to any U.S. person (as such terms are defined in Regulation S under the Securities Act) the Offered Securities or any security of the same class or series as the Offered Securities or (ii) has offered or will offer or sell the Offered Securities (A) in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) or (B) with respect to any such securities sold in reliance on Rule 903 of Regulation S (“Regulation S”) under the Securities Act, by means of any directed selling efforts within the meaning of Rule 902(c) of Regulation S. The Company, the Guarantors, their respective affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Neither the Company nor any Guarantor has entered and neither the Company nor any Guarantor will enter into any contractual arrangement with respect to the distribution of the Offered Securities except for this Agreement.
     (jj) Tax Returns and Payment of Taxes. Except as set forth in the General Disclosure Package, the Company, the Guarantors and their respective subsidiaries have timely filed all Federal, state, local and foreign tax returns that are required to be filed or requested extensions thereof and all such tax returns are true, correct and complete, except to the extent that any failure to file or request an extension, or any incorrectness would not individually or in the aggregate reasonably expected to have a Material Adverse Effect. The Company, the Guarantors and their respective subsidiaries have timely paid all taxes shown as due on such filed tax returns (including any related assessments, fines or penalties), except to the extent that any such taxes, assessments, fines or penalties are being contested in good faith and by appropriate proceedings, or to the extent that any failure to pay would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; and adequate charges, accruals and reserves have been provided for in the financial statements referred to in clause (bb) above in accordance with GAAP in respect of all Federal, state, local and foreign taxes for all periods as to which the tax liability of the Company, the Guarantors and their respective subsidiaries has not been finally determined or remains open to examination by applicable taxing authorities except (A) for taxes incurred after the date of the financial statements referred to in clause (bb) above or (B) where the failure to provide for such charges, accruals and reserves would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect.
     (kk) Insurance. The Company, the Guarantors and their respective subsidiaries and each of the hospitals owned, leased or operated by them are insured by insurers of recognized financial responsibility (provided that, for purposes of this representation and warranty, it is agreed that the Company’s captive insurer Community Insurance Group Ltd. is not considered to be such an “insurer of recognized financial responsibility”) with appropriately rated claims paying abilities against such losses and risks and in such amounts as are adequate in accordance with customary industry practice for the business in which they are engaged; all policies of insurance insuring the Company, the Guarantors or any of their respective subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect; the Company, the Guarantors and their respective subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no material claims by the Company, the Guarantors or any of their respective subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; none of the Company, the Guarantors, their respective subsidiaries or any of the hospitals owned, leased or operated by them has been refused any insurance coverage sought or applied for except where they have been able to obtain similar coverage from other insurers; and neither the Company, nor any Guarantor nor any such subsidiary has any reason to believe that it or any of the hospitals owned, leased or operated by them, will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package. The officers and directors of the Company are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as the Company believes are adequate in accordance with customary industry practice for officers’ and directors’ liability insurance of a public company; and the Company has no reason to believe that it will not be able to renew its existing directors’ and officers’ liability insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to cover its officers and directors.
     (ll) Medicare and Medicaid. To the extent described in the General Disclosure Package and except as otherwise described in the General Disclosure Package or as would not reasonably be expected to have a Material Adverse Effect, all facilities owned, operated or managed as continuing operations by the Company (A) are licensed, to the extent necessary, under appropriate state laws to conduct the business as described in the General Disclosure Package; (B) are certified for participation or enrollment in the Medicare and Medicaid programs; (C) have the benefit of a current and valid provider contract with the Medicare and Medicaid programs and (D) are in substantial compliance with the terms and conditions of participation in such programs and have received all approvals or qualifications necessary for reimbursement. To the knowledge of the Company, the amounts established as provisions for Medicare and Medicaid adjustments and adjustments by any other third-party payors on the financial statements of the Company are sufficient in all material respects to pay any amounts for which the Company may be liable for such adjustments. Except as described in the General Disclosure Package, the Company has not received notice from the regulatory authorities which enforce the statutory or regulatory provisions in respect of the Medicare or Medicaid programs of any pending or threatened investigations, surveys (other than routine surveys) or decertification proceedings are pending, or to the Company’s knowledge, threatened or imminent, in each case, except such notices or threatened investigations, surveys or proceedings which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     (mm) Regulatory Filings. None of the Company, the Guarantors or any of their subsidiaries or any of the hospitals operated by any of them has failed to file with applicable regulatory authorities any statement, report, information or form required by any applicable law, regulation or order, except where the failure to be so in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as described in the General Disclosure

Package, all such filings or submissions were in compliance with applicable laws when filed and no deficiencies have been asserted by any regulatory commission, agency or authority with respect to any such filings or submissions, except for any such failures to be in compliance or deficiencies which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (nn) Medicare and Medicaid Provider Numbers. To the extent required in connection with their respective businesses, each of the Company, the Guarantors and their respective subsidiaries has the requisite provider number or other authorization to bill, and to participate in, the Medicare program and the respective Medicaid program in the state or states in which such entity operates, with the benefit of a current and valid provider contract, unless failure to maintain such provider number, other authorization or contract would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; neither the Company, the Guarantors nor their respective subsidiaries is subject to any pending or, to the Company’s knowledge, a threatened or contemplated, or has received notice of any action, investigation, survey or audit which could reasonably be expected to result in a revocation of any provider number, authorization or contract or in the Company’s, the Guarantors’ nor their respective subsidiaries’ exclusion from the Medicare or any state Medicaid programs.
     (oo) Compliance with Social Security Act and Other Federal Enforcement Initiatives. Neither the Company, the Guarantors and their respective material subsidiaries, nor, to the knowledge of the Company, the Guarantors and their respective material subsidiaries, any officers, directors or stockholders, employees or other agents of the Company, the Guarantors or any of their material subsidiaries or the hospitals operated by them, has engaged in any activities which are prohibited under Federal Medicare and Medicaid statutes including, but not limited to, 42 U.S.C. §§ 1320a-7 (Program Exclusion), 1320a-7a (Civil Monetary Penalties), 1320a-7b (the Anti-kickback Statute), 42 U.S.C. § 1395nn and 1396b (the “Stark” law, prohibiting certain self-referrals), or any other Federal health regulatory law, including, but not limited to, the Federal TRICARE statute, 10 U.S.C. §1071 et seq., the Federal Civil False Claims Act, 31 U.S.C. §§ 3729-32, Federal Criminal False Claims Act, 18 U.S.C. § 287, False Statements Relating to Health Care Matters, 18 U.S.C. § 1035, Health Care Fraud, 18 U.S.C. § 1347, or the Federal Food, Drug & Cosmetics Act, 21 U.S.C. § 360aaa, or any regulations promulgated pursuant to such statutes, or related state or local statutes or regulations or any rules of professional conduct, including but not limited to the following: (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any applications for any benefit or payment under the Medicare or Medicaid program or from any third party (where applicable Federal or state law prohibits such payments to third parties); (ii) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment under the Medicare or Medicaid program or from any third party (where applicable Federal or state law prohibits such payments to third parties); (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment under the Medicare or Medicaid program or from any third party (where applicable Federal or state law prohibits such payments to third parties) on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid or any third party (where applicable Federal or state law prohibits such payments to third parties) or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid or any third party (where applicable Federal or state law prohibits such payments to third parties); (v) knowingly and willfully referring an individual to a person with which they have ownership or certain other financial arrangements (where applicable Federal law prohibits such referrals) and (vi) knowingly and willfully violating any enforcement initiative instituted by any governmental agency (including, without limitation, the Office of the Inspector General and the Department of Justice), except as disclosed in the General Disclosure Package or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (pp) Accounts Receivable. The accounts receivable of the Company, the Guarantors and their respective subsidiaries have been adjusted to reflect changes in the reimbursement policies of third-party payors such as Medicare, Medicaid, private insurance companies, health maintenance organizations, preferred provider organizations, managed care systems and other third-party payors; the accounts receivable, after giving effect to the allowance for doubtful accounts, relating to such third-party payors do not exceed amounts the Company, the Guarantors and their respective subsidiaries are entitled to receive; and any amounts established as provisions for Medicare and Medicaid adjustments or overpayments and adjustments or overpayments by any other third-party payors on the financial statements of the Company are sufficient in all respects to pay any amounts for which the Company, the Guarantors and their respective subsidiaries may be liable for such adjustments or overpayments, other than in each case as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.
     3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company agrees to sell to the several Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price set forth in paragraph 2 of Schedule D attached hereto, plus accrued interest from July 25, 2007 to the Closing Date, the respective principal amounts of the Offered Securities set forth opposite the names of the several Purchasers in Schedule A hereto.
     The Company will deliver against payment of the purchase price the Offered Securities to be offered and sold by the Purchasers in reliance on Regulation S (the “Regulation S Securities”) in the form of one or more permanent global securities in registered form without interest coupons (the “Offered Regulation S Global Securities”) which will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) for the respective accounts of the DTC participants for a common depository, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) and registered in the name of Cede & Co., as nominee for DTC. The Company will deliver against payment of the purchase price the Offered Securities to be purchased by each Purchaser hereunder and to be offered and sold by each Purchaser in reliance on Rule 144A (the “144A Securities”) in the form of one permanent global security in definitive form without interest coupons (the “Restricted Global Securities” and together with the Offered Regulation S Global Securities, the “Global Securities”) deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee for DTC. The Regulation S Global Securities and the Restricted Global Securities shall be assigned separate CUSIP numbers. The Restricted Global Securities shall include the legend regarding restrictions on transfer set forth under “Transfer Restrictions” in the Final Offering Circular. Until the termination of the distribution compliance period (as defined in Regulation S) with respect to the offering of the Offered Securities, interests in the Regulation S Global Securities may only be held by the DTC participants for Euroclear and Clearstream, Luxembourg. Interests in any permanent Global Securities will be held only in book-entry form through Euroclear, Clearstream, Luxembourg or DTC, as the case may be, except in the limited circumstances described in the Final Offering Circular.
     Payment for the Regulation S Securities and the 144A Securities shall be made by the Purchasers in Federal (same day) funds by wire transfer to an account at a bank designated by the Company and reasonably acceptable to Credit Suisse drawn to the order of the Company at the office of Cravath, Swaine & Moore LLP at 9:00 A.M. (New York City time) on July 25, 2007, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “Closing Date”, against delivery to the Trustee as custodian for DTC of (i) the Regulation S Global Securities representing all of the Regulation S Securities for the respective accounts of the DTC participants for Euroclear and Clearstream, Luxembourg and (ii) the Restricted Global Securities representing all of the Offered 144A Securities; provided, however, that if the Escrow Triggering Event shall occur, then on the Closing Date, payment of the purchase price for the Offered Securities shall instead be made to the Escrow Agent in accordance with the terms of the Escrow Agreement. The Regulation S Global Securities and the Restricted Global Securities will be made available for checking at the above office of Cravath, Swaine & Moore LLP at least 24 hours prior to the Closing Date.
     4. Representations by Purchasers; Resale by Purchasers. (a) Each Purchaser severally represents and warrants to the Company and the Guarantors that it is an “accredited investor” within the meaning of Regulation D under the Securities Act.
     (b) Each Purchaser severally acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Each Purchaser severally represents and agrees that it has offered and sold the Offered Securities, and will offer and sell the Offered Securities (i) as part of its distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Closing Date, only in accordance with Rule 903 or Rule 144A. Accordingly, neither such Purchaser nor its affiliates, nor any persons acting on its or their behalf, have engaged or will engage in any directed selling efforts with respect to the Offered Securities, and such Purchaser, its affiliates and all persons acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S. Each Purchaser severally agrees that, at or prior to confirmation of sale of the Offered Securities, other than a sale pursuant to Rule 144A, such Purchaser will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases the Offered Securities from it during the 40-day distribution compliance period referred to in Rule 903 under the Securities Act a confirmation or notice to substantially the following effect:
“The securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the date of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meanings given to them by Regulation S and in connection with any subsequent sale by you of the securities covered thereby in reliance on Regulation S during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice to substantially the foregoing effect.”
     Terms used in this subsection (b) have the meanings given to them by Regulation S.
     (c) Each Purchaser severally agrees that it and each of its affiliates has not entered and will not enter into any contractual arrangement with respect to the distribution of the Offered Securities except for any such arrangements with the other Purchasers or affiliates of the other Purchasers or with the prior written consent of the Company.
     (d) Each Purchaser severally agrees that neither it nor any of its affiliates will not offer or sell the Offered Securities in the United States by means of any form of general solicitation or general advertising within the meaning of Rule 502(c), including, but not limited to (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or (ii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising. Each Purchaser severally agrees, with respect to resales made in reliance on Rule 144A of any of the Offered Securities, to deliver either with the confirmation of such resale or otherwise prior to settlement of such resale a notice to the effect that the resale of such Offered Securities has been made in reliance upon the exemption from the registration requirements of the Securities Act provided by Rule 144A.
     (e) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each of the Purchasers severally represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of Offered Securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Offered Securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Offered Securities to the public in that Relevant Member State at any time:
          (i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
          (ii) to any legal entity which has two or more of (A) an average of at least 250 employees during the last financial year; (B) a total balance sheet of more than €43,000,000 and (C) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
          (iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the Representatives for any such offer; or
          (iv) in any other circumstances which do not require the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.
     For the purposes of this provision, the expression an “offer of Offered Securities to the public” in relation to any Offered Securities in any Relevant Member State means the communication to persons and by any means that presents sufficient information on the terms of the offer and the Offered Securities to be offered so as to enable an investor to decide to purchase or subscribe the Offered Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     (f) Each of the Purchasers severally represents and agrees that
     (i) it is a qualified investor within the meaning of Section 86(7) of the Financial Services and Markets Act 2000 (the “FSMA”);
     (ii) it has not offered or sold and will not offer or sell any notes except to persons who are qualified investors or otherwise in circumstances which do not require a prospectus to be made available to the public in the United Kingdom within the meaning of section 85(1) of the FSMA;
     (iii) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business;
     (iv) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Offered Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the Guarantors; and
     (v) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Securities in, from or otherwise involving the United Kingdom.
     5. Certain Agreements of the Company and each Guarantor. The Company and each Guarantor agree with the several Purchasers that:
     (a) Amendments and Supplements to Offering Circulars. The Company and the Guarantors will advise the Representatives as promptly as practicable of any proposal to amend or supplement the Preliminary or Final Offering Circular and will not effect such amendment or supplementation without the Representatives’ consent. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, there occurs an event or development as a result of which any document included in the Preliminary or Final Offering Circular, the General Disclosure Package or any Supplemental Marketing Material, if republished immediately following such event or development, included or would include an untrue statement of a material fact or omitted or would omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company and the Guarantors will notify the Representatives as promptly as practicable of such event and as promptly as practicable will prepare and furnish, at its own expense, to the Purchasers and the dealers and to any other dealers at the reasonable request of the Representatives, an amendment or supplement which will correct such statement or omission. Neither the Representatives’ consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7.
     (b) Furnishing of Offering Circulars. The Company and the Guarantors will furnish to the Representatives copies of the Preliminary Offering Circular, each other document comprising a part of the General Disclosure Package, the Final Offering Circular, all amendments and supplements to such documents and each item of Supplemental Marketing Material, in each case as soon as available and in such quantities as the Representatives reasonably request. At any time when the Company is not subject to Section 13 or 15(d), the Company and the Guarantors will as promptly as practicable furnish or cause to be furnished to the Representatives (and, upon reasonable request, to each of the other Purchasers) and, upon reasonable request of holders and prospective purchasers of the Offered Securities, to such holders and purchasers, copies of the information required to be delivered to holders and prospective purchasers of the Offered Securities pursuant to Rule 144A(d)(4) (or any successor provision thereto) in order to permit compliance with Rule 144A in connection with resales by such holders of the Offered Securities. The Company will pay the expenses of printing and distributing to the Purchasers all such documents.
     (c) Blue Sky Qualifications. The Company and the Guarantors will use commercially reasonable efforts to arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions in the United States and Canada as the Representatives designate and will use commercially reasonable efforts to continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers, provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process in any such state.
     (d) Reporting Requirements. For so long as the Offered Securities remain outstanding, the Company and the Guarantors will furnish to the Representatives and, upon reasonable request, to each of the other Purchasers, as soon as reasonably practicable after the end of each fiscal year, a copy of their annual reports to stockholders for such year (but shall not be required to furnish such reports earlier than it would be required to file or provide them under the Exchange Act); and the Company and the Guarantors will furnish to the Representatives and, upon request, to each of the other Purchasers (i) as soon as available, a copy of each report and any definitive proxy statement of Holdings filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company and the Guarantors as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on to Electronic Data Gathering Analysis and Retrieval system (EDGAR), it is not required to furnish such reports or statements to the Purchaser.
     (e) Transfer Restrictions. During the period of two years after the Closing Date, the Company will, upon request, furnish to the Representatives, each of the other Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.
     (f) No Resales by Affiliates. During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144) to, resell any of the Offered Securities that have been reacquired by any of them.
     (g) Investment Company. During the period of two years after the Closing Date, neither the Company nor any Guarantor will be or become, an open-end investment company, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act.
     (h) Payment of Expenses. The Company and the Guarantors will pay all expenses incidental to the performance of their respective obligations under this Agreement, the Indenture and the Registration Rights Agreement, set forth in clause 3 of Schedule D hereto.
     (i) Use of Proceeds. The Company will use the net proceeds received in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Purchaser.
     (j) Absence of Manipulation. In connection with the offering, until Credit Suisse shall have notified the Company and the other Purchasers of the completion of the resale of the Offered Securities, neither the Company, the Guarantors nor any of their controlled affiliates will, either alone or with one or more other persons, bid for or purchase for any account in which their or any of their controlled affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of their affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.
     (k) Restriction on Sale of Securities. For a period of 90 days after the date hereof, neither the Company nor any Guarantor will, directly or indirectly, take any of the following actions with respect to any United States dollar-denominated debt securities issued or guaranteed by the Company or such Guarantor and having a maturity of more than one year from the date of issue or any securities convertible into or exchangeable or exercisable for any of such securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to Lock-Up Securities or publicly disclose the intention to take any such action, without the prior written consent of the Representatives; provided however, that such restrictions will not apply to (x) grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, (y) issuances of Lock-Up Securities pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date hereof or issuances of Lock-Up Securities pursuant to the Company’s or such Guarantor’s dividend reinvestment plan and (z) the Offered Securities. Neither the Company nor any Guarantor will at any time directly or indirectly, take any action referred to in clauses (i) through (v) above with respect to any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(2) of the Securities Act or the safe harbor of Regulation S thereunder to cease to be applicable to the offer and sale of the Offered Securities.
     (l) The Company will use commercially reasonable efforts to provide such information and documentation to the Purchasers as may be reasonably required in arranging for the Offered Securities to be designated as The PortalSM Market (“PORTAL”) securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market and for the Offered Securities to be eligible for clearance and settlement through DTC.
     (m) Actions by Triad and the Triad Guarantors. If the Escrow Triggering Event shall occur, then on the Escrow Release Date, Triad and each Triad Guarantor will execute (a) a counterpart to this Agreement substantially in the form attached as Exhibit C hereto, (b) a counterpart to the Registration Rights Agreement in the form attached as Exhibit A to the Registration Rights Agreement and (c) the Supplemental Indenture to effectuate the Guarantee of Triad and each such Triad Guarantor.

     (n) Actions by the Company. If the Escrow Triggering Event shall occur, then on the Closing Date, the Company will execute the Escrow Agreement and deposit the Escrowed Funds with the Escrow Agent and, as conditions to the release of the Escrowed Funds on the Escrow Release Date, satisfy or effect the following:
     (i) On or prior to the Escrow Release Date, the Company, the Guarantors, Triad and the Triad Guarantors and their respective subsidiaries shall, in all material respects and in a manner consistent with disclosure in the General Disclosure Package and the Final Offering Circular, execute and perform all agreements, documents, instruments, transactions and other obligations contemplated by the Transaction Documents, including (x) the consummation of the Merger and (y) the entry into the Credit Agreement;
     (ii) On or prior to the Escrow Release Date, the Company will make available to the Purchasers, true and correct copies of all Transaction Documents in the form originally executed;
     (iii) On the Escrow Release Date, the Company shall deliver to the Purchasers an opinion and such other documents, dated the Escrow Release Date, in each case, in form and substance reasonably satisfactory to the Representatives with respect to matters relating to Triad and the Triad Guarantors;
     (iv) On the Escrow Release Date, the Purchasers shall have received from Triad and the Triad Guarantors, among other documents and certificates as the Purchasers shall reasonably request from each of them, Secretary’s Certificates reasonably satisfactory to the Purchasers, which shall include the following documents with respect to each of Triad and the Triad Guarantors: (a) certificates of incorporation, (b) by-laws, (c) resolutions of the Board of Directors of Triad and each Triad Guarantor and (d) certificates of good standing from the jurisdiction of incorporation or organization of Triad and each such Triad Guarantor; and
     (v) The Purchasers shall have received a copy of the officer’s certificate required to be delivered under the terms of the Escrow Agreement as a condition to the release of the Escrowed Funds.
     6. Free Writing Communications. (a) Issuer Free Writing Communications. The Company and each Guarantor each represents and agrees that, unless it obtains the prior consent of Credit Suisse, and each Purchaser represents and agrees that, unless it obtains the prior consent of the Company and Credit Suisse, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Communication.
     (b) Term Sheets. The Company consents to the use by any Purchaser of a Free Writing Communication that (i) contains only (A) information describing the preliminary terms of the Offered Securities or their offering or (B) information that describes the final terms of the Offered Securities or their offering and that is included in or is subsequently included in the Final Offering Circular, including by means of a pricing term sheet in the form of Annex A hereto, or (ii) does not contain any material information about the Company or any Guarantor or their securities that was provided by or on behalf of the Company or any Guarantor, it being understood and agreed that the Company and each Guarantor shall not be responsible to any Purchaser for liability arising from any inaccuracy in such Free Writing Communications referred to in clause (i) or (ii) as compared with the information in the Preliminary Offering Circular, the Final Offering Circular or the General Disclosure Package.
     7. Conditions of the Obligations of the Purchasers. The obligations of the several Purchasers to purchase and pay for the Offered Securities will be subject to the accuracy of the representations and warranties of the Company and the Guarantors herein (as though made on the Closing Date), to the accuracy of the statements of officers of the Company and the Guarantors made pursuant to the provisions hereof, to the performance by the Company and the Guarantors of their obligations hereunder and to the following additional conditions precedent:
     (a) Accountants’ Comfort Letters. The Purchasers shall have received letters, dated, respectively, the date hereof on the General Disclosure Package and a date on or prior to the Closing Date on the Final Offering Circular, from each of Deloitte & Touche LLP and Ernst & Young LLP confirming that they are each a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedules F and G hereto, respectively (except that, in any letter dated on the Closing Date, the specified date referred to in Schedules F and G hereto, respectively, shall be a date no more than three days prior to such Closing Date).
     (b) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company or any Guarantor by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company or any Guarantor (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company or any Guarantor has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum or maximum prices for trading on such exchange; (v) or any suspension of trading of any securities of the Company or any Guarantor on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. Federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representatives impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.
     (c) Opinion of Counsel for Company. The Purchasers shall have received an opinion, dated the Closing Date, of Kirkland & Ellis LLP, counsel for the Company and the Guarantors, substantially in the form as set forth on Exhibit A hereto:
     (d) Opinion of Counsel for Company. The Purchasers shall have received an opinion and such other documents dated the Closing Date, in each case, in form and substance reasonably satisfactory to the Representatives relating to Triad and the Triad Guarantors; provided, however, if the Escrow Triggering Event shall occur, then the provisions of Section 5(n)(iii) shall apply.
     (e) Opinion of General Counsel for Holdings. The Representatives shall have received an opinion, dated such Closing Date, of Rachel Seifert, general counsel for Holdings, substantially in the form as set forth on Exhibit B hereto.
     (f) Opinion of Counsel for Purchasers. The Purchasers shall have received from Cravath, Swaine & Moore LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, with respect to such matters as the Representatives may require, and the Company and the Guarantors shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters.
     (g) Officers’ Certificate. The Purchasers shall have received a certificate, dated the Closing Date, of an executive officer of the Company and the Guarantors and a principal financial or accounting officer of the Company with respect to the Company and the Guarantors in which such officers shall state that the representations and warranties of the Company and the Guarantors in this Agreement are true and correct, that the Company and the Guarantors have complied with all agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date, and that, subsequent to the date of the most recent financial statements in the General Disclosure Package there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company, the Guarantors and their respective subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.
     (h) Additional Documents. The Purchasers shall have received secretary’s certificates, dated the Closing Date, reasonably satisfactory to the Purchasers which shall include the following documents with respect to the Company and of the Guarantors as the Representatives shall reasonably request: (i) the certificates of organization or comparable documents; (ii) by-laws or comparable organizational documents; (iii) resolutions of the Board of Directors of each entity or comparable documents, (iv) certificates of good standing from the jurisdiction of organization of each such entity and (v) certificates of good standing and/or qualifications to do business as a foreign corporation in such jurisdictions as the Purchasers shall reasonably request.
     (i) Bring-down Comfort Letters. The Purchasers shall have received letters, dated the Closing Date, from each of Deloitte & Touche LLP and Ernst & Young LLP, each of which meets the requirements of subsection (a) of this Section, to the extent applicable, except that the specified date referred to in such subsection will be a date not more than three days prior to the Closing Date for the purposes of this subsection.
     (j) Offered Securities. On or prior to the Closing Date, the Offered Securities shall have been duly executed, issued and delivered to the Purchasers by the Company and authenticated by the Trustee.
     (k) Transaction Documents. On or prior to the Closing Date, the Company and the other parties thereto (other than the Purchasers) shall have duly executed the Transaction Documents in each case, in form and substance reasonably satisfactory to the Purchasers, and shall have delivered to the Purchasers a copy of each; provided, however, if the Escrow Triggering Event shall have occurred on or before the Escrow Release Date, the Company and the other parties thereto (other than the Purchasers) shall have duly executed the Transaction Documents in each case, in form and substance reasonably satisfactory to the Purchasers and shall have delivered to the Purchasers a copy of each on or prior to the Escrow Release Date.
     (l) Absence of Certain Actions. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance, sale or subsequent resale by the Purchasers of the Offered Securities as contemplated.
     The Company and the Guarantors will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. Credit Suisse may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder.
     8. Indemnification and Contribution. (a) Indemnification of Purchasers. The Company and the Guarantors will indemnify and hold harmless each Purchaser, its officers, employees, agents, partners, members, directors and its affiliates and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication (including with limitation, any Supplemental Marketing Material) or Exchange Act Reports, or arise out of or are based upon the omission or alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto) whether threatened or commenced and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company and the Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Purchaser through Credit Suisse specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.
     (b) Indemnification of Company. Each Purchaser will severally and not jointly indemnify and hold harmless each of the Company, the Guarantors, each of their respective officers, employees, agents, partners, members, directors and affiliates and each person, if any, who controls the Company or such Guarantor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Purchaser Indemnified Party”), against any losses, claims, damages or liabilities to which such Purchaser Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Preliminary Offering Circular or the Final Offering Circular, in each case as amended or supplemented, or any Issuer Free Writing Communication or arise out of or are based upon the omission or the alleged omission of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Purchaser Indemnified Party in connection with investigating, preparing or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Purchaser Indemnified Party is a party thereto) whether threatened or commenced based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Preliminary and Final Offering Circular furnished under the caption “Plan of Distribution” on behalf of each Purchaser: (i) the legal name of such Purchaser, (ii) the third paragraph, (iii) the second sentence in the fourth paragraph, (iv) the sixth paragraph and (v) the second sentence in the eighteenth paragraph; provided, however, that the Purchasers shall not be liable for any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 5(a) of this Agreement.
     (c) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
     (d) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Guarantors on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantors on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantors or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint. The Company, the Guarantors and the Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d).

     9. Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder and the aggregate principal amount of Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities, Credit Suisse may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by the Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase. If any Purchaser or Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities and arrangements satisfactory to Credit Suisse and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 10. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.
     10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantors or their respective officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company, the Guarantors or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 9 or if for any reason the purchase of the Offered Securities by the Purchasers is not consummated, the Company and the Guarantors shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 5 and the respective obligations of the Company, the Guarantors and the Purchasers pursuant to Section 8 shall remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 or the occurrence of any event specified in clause (iii), (iv), (vi), (vii) or (viii) of Section 7(b), the Company and the Guarantors will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.
     11. Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or sent via facsimile and confirmed to the Purchasers, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD, or, if sent to the Company or the Guarantors, will be mailed, delivered or sent via facsimile to (615) 373-9704 and confirmed to it at 4000 Meridian Boulevard, Franklin, TN 37067-6325, Attention: General Counsel; provided, however, that any notice to a Purchaser pursuant to Section 8 will be mailed, delivered or sent via facsimile and confirmed to such Purchaser.
     12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.
     13. Representation of Purchasers. Credit Suisse and Wachovia Capital Markets, LLC will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by Credit Suisse and Wachovia Capital Markets, LLC jointly or by Credit

Suisse will be binding upon all the Purchasers.
     14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
     15. Absence of Fiduciary Relationship. The Company and the Guarantors acknowledge and agree that:
     (a) No Other Relationship. The Representatives have been retained solely to act as initial purchasers in connection with the initial purchase, offering and resale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Guarantors and the Representatives has been created in respect of any of the transactions contemplated by this Agreement or the Preliminary or Final Offering Circular, irrespective of whether the Representatives have advised or are advising the Company or the Guarantors on other matters;
     (b) Arm’s-Length Negotiations. The purchase price of the Offered Securities set forth in this Agreement was established by the Company and the Guarantors following discussions and arm’s-length negotiations with the Representatives and the Company and the Guarantors are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;
     (c) Absence of Obligation to Disclose. The Company and the Guarantors have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Guarantors and that the Representatives have no obligation to disclose such interests and transactions to Company or the Guarantors by virtue of any fiduciary, advisory or agency relationship; and
     (d) Waiver. The Company and the Guarantors waive, to the fullest extent permitted by law, any claims it may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Company or the Guarantors in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company or the Guarantors.
     16. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.
     The Company, the Guarantors and the Purchasers hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company, the Guarantors and the Purchasers irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.
[Remainder of this page intentionally left blank.]

     If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement between the Company, the Guarantors and the several Purchasers in accordance with its terms.

Very truly yours, CHS/Community Health Systems, Inc.
By:	/s/ W. Larry Cash
	Name:	W. Larry Cash
	Title:	Executive Vice President and Chief Financial Officer

Community Health Systems, Inc.

Centre Hospital Corporation

Cullman Hospital Corporation

Foley Hospital Corporation

Fort Payne Hospital Corporation

Greenville Hospital Corporation

Forrest City Arkansas Hospital Company, LLC

Forrest City Hospital Corporation

Forrest City Clinic Company, LLC

Phillips Hospital Corporation

Payson Hospital Corporation

Chesterfield/Marlboro, L.P.

CHHS Holdings, LLC

Cleveland Regional Medical Center, L.P.

Community GP Corp.

Community Health Investment Corporation

Community LP Corp.

Fallbrook Hospital Corporation

FWCT-1 Acquisition Corporation

Hallmark Healthcare Corporation

Hospital of Barstow, Inc.

Lancaster Hospital Corporation

National Healthcare of Cleveland, Inc.

National Healthcare of Cullman, Inc.

National Healthcare of Decatur, Inc.

National Healthcare of Hartselle, Inc.

National Healthcare of Leesville, Inc.

National Healthcare of Mt. Vernon, Inc.

National Healthcare of Newport, Inc.

Pennsylvania Hospital Company, LLC

Phoenixville Hospital Company, LLC

Pottstown Hospital Company, LLC

River West, L.P.

Ruston Hospital Corporation

Ruston Louisiana Hospital Company, LLC

Watsonville Hospital Corporation

Webb Hospital Corporation

Webb Hospital Holdings, LLC

Fannin Regional Hospital, Inc.

Anna Hospital Corporation

Galesburg Hospital Corporation

Granite City Hospital Corporation

Granite City Illinois Hospital Company, LLC

Marion Hospital Corporation

Red Bud Hospital Corporation

Red Bud Illinois Hospital Company, LLC

Waukegan Hospital Corporation

Waukegan Illinois Hospital Company, LLC

Hospital of Fulton, Inc.

Hospital of Louisa, Inc.

Jackson Hospital Corporation

Emporia Hospital Corporation

Farmington Hospital Corporation

Farmington Missouri Hospital Company, LLC

Kirksville Hospital Corporation

Moberly Hospital, Inc.

Williamston Hospital Corporation

Salem Hospital Corporation

Deming Hospital Corporation

Roswell Hospital Corporation

San Miguel Hospital Corporation

CHS Holdings Corp.

Hallmark Holdings Corp.

Kay County Hospital Corporation

Kay County Oklahoma Hospital Company, LLC

CHS Berwick Hospital Corporation

Clinton Hospital Corporation

Coatesville Hospital Corporation

Northampton Hospital Corporation

Sunbury Hospital Corporation

West Grove Hospital Corporation

Brownsville Hospital Corporation

Cleveland Hospital Corporation

Dyersburg Hospital Corporation

Hospital of Morristown, Inc.

Jackson Hospital Corporation

Jackson, Tennessee Hospital Company, LLC

Lakeway Hospital Corporation

Lexington Hospital Corporation

Martin Hospital Corporation

McKenzie Hospital Corporation

McNairy Hospital Corporation

Shelbyville Hospital Corporation

Sparta Hospital Corporation

Big Bend Hospital Corporation

Big Spring Hospital Corporation

Granbury Hospital Corporation

Jourdanton Hospital Corporation

NHCI of Hillsboro, Inc.

Weatherford Hospital Corporation

Weatherford Texas Hospital Company, LLC

Tooele Hospital Corporation

Franklin Hospital Corporation

Petersburg Hospital Company, LLC

Russell County Medical Center, Inc.

Virginia Hospital Company, LLC

Oak Hill Hospital Corporation

Evanston Hospital Corporation

By:	/s/ W. Larry Cash
	Name:	W. Larry Cash
	Title:	Executive Vice President and Chief Financial Officer

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

Credit Suisse Securities (USA) LLC

By:	/s/ Edward L. Mohr Name: Edward L. Mohr
Title: Director

Wachovia Capital Markets, LLC

By:	/s/ Chris McCoy Name: Chris McCoy
Title: Director

Acting on behalf of themselves
and as the Representatives
of the several Purchasers